Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-230727 of our report dated March 15, 2019 relating to the consolidated financial statements of SG Social Holding Company II, LLC, formerly known as SG Nevada Holding Company II, LLC, and subsidiaries (collectively, the “Company”) (a 100%-owned subsidiary of Scientific Games Corporation) (which report expresses an unqualified opinion and includes an explanatory paragraph describing that the consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if SG Social Holding Company II, LLC had been operated as an unaffiliated company of Scientific Games Corporation) appearing in the Prospectus, which is a part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

April 29, 2019